UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )

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Filed by a Party other than the Registrant	☐

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BRIGHTCOVE INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2015

Dear Brightcove Stockholder:

I am pleased to invite you to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Brightcove Inc. (“Brightcove”) to be held on Wednesday, May 6, 2015 at 10:00 a.m. Eastern Time at the offices of Goodwin Procter LLP, which are located at Exchange Place, 53 State Street, Boston, MA 02109.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2015 Annual Meeting of Stockholders (the “Notice”) and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the Annual Meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options.

Thank you for your ongoing support of and continued interest in Brightcove. We look forward to seeing you at our Annual Meeting.

Sincerely,

David Mendels
Chief Executive Officer

YOUR VOTE IS IMPORTANT

        In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save Brightcove the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

BRIGHTCOVE INC.
290 Congress Street
Boston, MA 02210

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that Brightcove Inc. will hold its 2015 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, May 6, 2015 at 10:00 a.m. Eastern Time at the offices of Goodwin Procter LLP, which are located at Exchange Place, 53 State Street, Boston, MA 02109, for the following purposes:

•	To elect two Class III directors, Jeremy Allaire and Gary Haroian, to hold office until the 2018 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;
•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and
•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

Only stockholders of record at the close of business on March 17, 2015 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on March 17, 2015 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

By Order of the Board of Directors,

Andrew W. Feinberg
Chief Legal Officer and Secretary

Boston, Massachusetts
April 7, 2015

i

ii

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD WEDNESDAY, MAY 6, 2015

GENERAL INFORMATION

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of 2015 Annual Meeting of Stockholders (the “Notice”). The Annual Meeting will be held at 10:00 a.m. Eastern Time on Wednesday, May 6, 2015 at the offices of Goodwin Procter LLP, which are located at Exchange Place, 53 State Street, Boston, MA 02109. We made this Proxy Statement available to stockholders beginning on April 7, 2015.

In this Proxy Statement the terms “Brightcove,” “the company,” “we,” “us,” and “our” refer to Brightcove Inc. The mailing address of our principal executive offices is Brightcove Inc., 290 Congress Street, Boston, MA 02210.

Record Date	March 17, 2015.
Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present in person or represented by proxy to constitute a quorum.
Shares Outstanding	32,527,262 shares of common stock outstanding as of March 17, 2015.
Voting	There are four ways a stockholder of record can vote:

(1)

By Internet:  You may vote over the Internet by following the instructions provided in the Notice or, if you receive your proxy materials by
U.S. mail, by following the instructions on the proxy card.

(2) By Telephone: If you receive your proxy materials by U.S. mail, you may vote by telephone by following the instructions on the proxy card.
(3) By Mail: If you receive your proxy materials by U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.

(4)

In Person:  If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on May 5, 2015. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.
If you hold your shares through a bank or broker, please follow their instructions.
Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:
For Proposal One, the election of directors, the two nominees receiving the plurality of votes entitled to vote and cast will be elected as directors.
For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
Effect of Abstentions and Broker Non-Votes	Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Ernst & Young LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote.
Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of the nominees for directors and for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.
Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.
Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding	If you are a beneficial owner of our common stock and you receive your proxy materials through Continental Stock Transfer & Trust Company (“Continental”), and there are multiple beneficial owners at the same address, you may receive fewer Notices or fewer paper copies of the Proxy Statement and the Annual Report on Form 10-K than the number of beneficial owners at that address. The rules of the Securities and Exchange Commission (the “SEC”) permit Continental to deliver only one Notice, Proxy Statement and Annual Report on Form 10-K to multiple beneficial owners sharing an address, unless we receive contrary instructions from any beneficial owner at the same address.
If you receive your proxy materials through Continental and (1) you currently receive only one copy of the proxy materials at a shared address but you wish to receive an additional copy of this Proxy Statement and the Annual Report, or any future proxy statement or annual report or (2) you share an address with other beneficial owners who also receive their separate proxy materials through Continental and you wish to request delivery of a single copy of the Annual Report on Form 10-K or the proxy statement to the shared address in the future, please contact Investor Relations at Brightcove Inc., 290 Congress Street, Boston, MA 02210 or call (888) 882-1880.

PROPOSAL ONE

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Board is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the 2016 annual meeting. The term of the Class II directors expires at the 2017 annual meeting. The term of the Class III directors expires at the Annual Meeting. Directors are elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees

Based on the recommendation of the Nominating and Corporate Governance Committee of our Board, our Board has nominated Jeremy Allaire and Gary Haroian for election as directors to serve for a three-year term ending at the 2018 annual meeting or until their successors are elected and qualified. Each of the nominees is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH
OF THE FOLLOWING NOMINEES.

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee to determine that the person should serve as a director of the company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led the Board and its nominating and corporate governance committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with the company and who are otherwise “independent” directors under the published listing requirements of the NASDAQ Stock Market.

Nominees for Election for a Three-Year Term Ending at the 2018 Annual Meeting

Jeremy Allaire, 43, our Chairman, previously served as our Chief Executive Officer and Chairman from the time he co-founded Brightcove in 2004 until March 31, 2013. Mr. Allaire has served as the Founder and Chief Executive Officer of Circle Internet Financial Limited, an online payments company, since July 2013. Prior to founding Brightcove, Mr. Allaire served as a technologist and entrepreneur-in-residence for venture capital firm General Catalyst Partners from March 2003 to August 2004. Before joining General Catalyst Partners, Mr. Allaire was Chief Technology Officer of Macromedia, Inc., a software company, from January 2001 to February 2003. Mr. Allaire joined Macromedia in January 2001 in connection with its merger with Allaire Corporation, a software company, where Mr. Allaire was a co-founder and Chief Technology

Officer. Mr. Allaire holds a B.A. in philosophy and political science from Macalester College. Mr. Allaire was selected to serve on our Board due to the perspective and experience he brings as our former Chief Executive Officer and his extensive background in the Internet and software industries.

Gary E. Haroian, 63, has served as one of our directors since 2014. From 2000 to 2002, Mr. Haroian served in various positions, including as Chief Financial Officer, Chief Operating Officer and Chief Executive Officer, at Bowstreet, Inc., a provider of software application tools. From 1997 to 2000, Mr. Haroian served as Senior Vice President of Finance and Administration and Chief Financial Officer of Concord Communications, Inc., a network management software company. From 1983 to 1996, Mr. Haroian served in various positions, including Chief Financial Officer, President, Chief Operating Officer and Chief Executive Officer, at Stratus Computer, Inc., a provider of continuous availability solutions. Mr. Haroian served as a director of A123 Systems, a battery systems company, from 2006 to 2012; Network Engines, Inc., a provider of server appliance solutions, from 2003 to 2011; Unica Corporation, a provider of enterprise marketing management software, from 2009 to 2010; Phase Forward Incorporated, a provider of clinical trials and drug safety software, from 2005 to 2010; Authorize. Net Holdings, Inc. (formerly known as Lightbridge, Inc.), a provider of transaction and payment processing services, from 2005 to 2007; and Embarcadero Technologies, Inc., a provider of database management solutions, from 2004 to 2006. Mr. Haroian currently serves as a director of Aspen Technology, Inc., a provider of process optimization software solutions. Prior to 1983, Mr. Haroian was a Certified Public Accountant. He holds a B.A. in Economics and a B.B.A. in Accounting from the University of Massachusetts Amherst. Mr. Haroian was selected to serve as a director on our Board due to his financial and accounting expertise from his prior extensive experience in finance roles with both public and private corporations. Mr. Haroian qualifies as an “audit committee financial expert” under SEC guidelines.

Directors Continuing in Office Until the 2016 Annual Meeting

Deborah Besemer, 60, has served as one of our directors since 2008. Ms. Besemer currently has no full time employment. From May 2009 until March 2010, Ms. Besemer held the position of CEO of Gemvara Inc. From 1999 to 2006, Ms. Besemer served as President and CEO of BrassRing, a provider of talent management solutions. Ms. Besemer had no full time employment between leaving BrassRing in 2006 and joining Gemvara in 2009. From December 1997 to July 1998, Ms. Besemer held the position of President of Systemsoft Corporation, a software company, and from June 1986 to November 1997 she was employed by Lotus Development Corporation, a software company, most recently as Executive Vice-President of Worldwide Field Operations. She has served on the board of several public companies, including Double-Take Software, Inc., a provider of information availability software, Systemsoft Corporation, a provider of BIOS and PC Card software, and Eprise Corporation, a content management software company. She is a former Chairperson of the Massachusetts Software Council (now known as the Massachusetts Technology Leadership Council) and served on their Board of Trustees for nine years. Ms. Besemer holds a B.A. in French from Cedar Crest College and an M.B.A. from Rutgers University. Ms. Besemer was selected to serve on our Board due to her extensive experience in leadership and sales positions in online service companies.

Scott Kurnit, 61, has served as one of our directors since 2005. Mr. Kurnit founded AdKeeper, Inc., now known as Keep Holdings, Inc., an ecommerce company, in 2010 and is currently its Chairman and Chief Executive Officer. Prior to founding Keep Holdings, Mr. Kurnit founded and served as Chairman and Chief Executive Officer of About, Inc., an online resource company. Mr. Kurnit serves on the boards of Keep Holdings, The Paley Center for Media, an organization dedicated to advancing the understanding of media, The Mianus River Gorge Preserve and the Five Star, Five Diamond Stein Eriksen Lodge. Mr. Kurnit holds a B.A. in sociology and communications from Hampshire College. Mr. Kurnit was selected to serve as a director on our Board due to his extensive background and leadership positions with Internet, media and technology companies.

David Orfao, 55, has served as one of our directors since 2004. Mr. Orfao co-founded General Catalyst Partners in 2000 and currently is a Managing Director. Prior to joining General Catalyst Partners, Mr. Orfao was the President, Chief Executive Officer and director of Allaire Corporation from 1997 to 2000. Currently, Mr. Orfao serves on the boards of numerous privately-held companies. Mr. Orfao holds a B.A. in Business and Accounting from Norwich University. Mr. Orfao was selected to serve as a director on our Board due to his experience providing guidance and counsel to a wide variety of Internet and technology companies, and his service on the boards of directors of a range of public and private companies.

Directors Continuing in Office Until the 2017 Annual Meeting

David Mendels, 49, who became our Chief Executive Officer on March 31, 2013, had previously served as our President and Chief Operating Officer since January 2010 and has served as one of our directors since October 2008. Prior to joining Brightcove, Mr. Mendels served as Senior Vice President and General Manager at Adobe Systems Incorporated, a software company, from December 2005 to August 2008. Mr. Mendels had no full time employment between leaving Adobe in August 2008 and joining our board in October 2008. He joined Adobe when it acquired Macromedia, where he was a member of the executive team and Executive Vice President and General Manager. Mr. Mendels joined Macromedia in 1992 and served in many roles, including leading Japan sales and establishing Macromedia K.K., leading Worldwide Marketing, and as General Manager of Macromedia’s web publishing business unit. Mr. Mendels holds a B.A. in East Asian Studies from Wesleyan University and an M.A. in Japanese from the University of California at Berkeley. Mr. Mendels was selected to serve on our Board due to the perspective and experience he brings as our Chief Executive Officer and his extensive background in the Internet and software industries.

Derek Harrar, 44, has served as one of our directors since January 2014. From 2007 to 2010, Mr. Harrar served as Senior Vice President and General Manager, Video, at Comcast Cable Communications, LLC. From 2006 to 2007, Mr. Harrar was Vice President, Video Product Management at Comcast Cable. From 2005 to 2006, Mr. Harrar was Vice President, Subscriber Equipment at Comcast Cable. From 2004 to 2005, Mr. Harrar was Vice President, Business Development at Comcast Cable. Prior to joining Comcast Cable, Mr. Harrar was Co-Founder and Vice President, Business Development at MegaSense, Inc., a developer of photonic micro-modules and micro-subsystems, from 2001 to 2003 and an investment banker with Morgan Stanley in Silicon Valley, California and New York, New York from 1993 to 2000. Mr. Harrar has a B.S. in Administration and Accounting from Washington and Lee University. Mr. Harrar was selected to serve on our Board due to his extensive background and leadership positions in the digital media and cable industries.

Chet Kapoor, 40, is the Managing Partner of Tenzing Global, a San Francisco-based investment manager, which he co-founded in 2011. The firm focuses on value investments in the technology, media telecommunications and consumer sectors. Prior to founding Tenzing Global, Mr. Kapoor served as a Managing Partner and Head of Equities at Perry Capital, where he led a team of ten professionals to invest in technology, media, telecommunications, healthcare and consumer stocks. Mr. Kapoor was employed by Perry Capital from 2004 to 2010. Mr. Kapoor was an Associate at Blum Capital in San Francisco from 2000 to 2002, where he focused on value investing across several industries. He began his career as a Financial Analyst in investment banking with CS First Boston. Mr. Kapoor holds a B.Sc. in Mechanical Engineering and a B.A. in English from Rice University and an M.B.A. from Stanford University. He was born in Mumbai, India and grew up in Nairobi, Kenya. Mr. Kapoor was selected to serve on our Board due to his significant financial expertise and in-depth knowledge of the technology and media industries.

Executive Officers

In addition to Mr. Mendels, our Chief Executive Officer, who also serves as a director, our executive officers are:

Kevin R. Rhodes, 46, has served as our Chief Financial Officer since December 2014. From September 2009 through November 2014, Mr. Rhodes served as Executive Vice President and Chief Financial Officer of PlumChoice, Inc., a provider of specialized technical services. From April 2001 to September 2009, he served as Chief Financial Officer of Edgewater Technology, Inc., a business and IT consulting firm. Mr. Rhodes holds a B.S. in Accounting and Finance from Merrimack College and an M.B.A., with distinguished honors, from Babson College.

Andrew Feinberg, 50, has served as our Chief Legal Officer since 2005 and our Executive Vice President, Asia Pacific and Japan, from 2008 through 2012 and since 2014. Since 2012, Mr. Feinberg has also had responsibility for Human Resources and Emerging Markets. Prior to joining Brightcove, Mr. Feinberg was at Lycos, a search engine provider, from 1999 to 2005, serving as Vice President and General Counsel from 2001 to 2005. Before joining Lycos, Mr. Feinberg was an attorney with Choate, Hall & Stewart, LLP in Boston, Massachusetts from 1997 to 1999 and with Shearman & Sterling LLP in New York, New York from 1991 to 1997. Before joining Shearman & Sterling, Mr. Feinberg served as a Law Clerk to United States

District Judge T.F. Gilroy Daly in the District of Connecticut. Mr. Feinberg received his J.D. from Cornell Law School, where he was an Editor of the Cornell Law Review, and his B.A. from Tufts University.

Paul Goetz, 48, has served as our Senior Vice President, Worldwide Field Operations since January 2014 and as our Senior Vice President, Sales and Services, Americas and EMEA since June 2012. From January 2012 through May 2012, Mr. Goetz was our Senior Vice President, Sales, for Americas and EMEA. From April 2010 until December 2011, Mr. Goetz was our Senior Vice President, Sales for Americas. Prior to joining Brightcove, Mr. Goetz was a Senior Vice President at Savvis Inc., a provider of IT services, from December 2007 until December 2009. Mr. Goetz had no full time employment between leaving Savvis in December 2009 and joining Brightcove in April 2010. Mr. Goetz holds a B.A. in business administration from the University of Massachusetts, Amherst.

Jon Corley, 46, has served as our Senior Vice President, Product and Operations, since January 2014. From June 2013 through January 2014, Mr. Corley was the Chief Product Officer at Unicorn Media, Inc., a provider of cloud video ad insertion technology. From May 2011 through June 2013, Mr. Corley was the Director, Software Development, Amazon Elastic Transcoder, at Amazon Web Services, Inc., a provider of remote computing services. From August 2009 through May 2011, Mr. Corley was the Chief Technology Officer at iMemories, Inc., a cloud-based storage and streaming service. From August 2005 through August 2009, Mr. Corley was Vice President, Software Development, at Limelight Networks, Inc., a content delivery network. Mr. Corley has a Bachelor of Science degree in Computer Science from Arizona State University.

CORPORATE GOVERNANCE

Board Independence

The Board has determined that each of our directors, except for Mr. Mendels as Chief Executive Officer and Mr. Allaire as a former executive officer, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of our director independence standards and the director independence standards of NASDAQ and the SEC. Furthermore, the Board has determined that each member of each of the committees of the Board is independent within the meaning of NASDAQ’s, the SEC’s, and our applicable committees’ independence standards, including Rule 10a-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In making that determination, the Board considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. There are no family relationships among any of our directors or executive officers. In addition, a majority of the members of the Board meets the independence standards of the NASDAQ Marketplace Rules.

At least annually, the Board will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board will make an annual determination of whether each director is independent within the meaning of NASDAQ’s, the SEC’s, and our applicable committees’ independence standards.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The current version of the Code of Business Conduct and Ethics is available on our website at http://investor.brightcove.com/governance.cfm. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, upon a request directed to: Brightcove Inc., 290 Congress Street, Boston, MA 02210, Attention: Chief Legal Officer. We intend to disclose any amendment or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website (available at http://www.brightcove.com) and/or in our public filings with the SEC.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, NASDAQ and our certificate of incorporation and bylaws. Our corporate governance guidelines are available in the corporate governance section of our website at http://investor.brightcove.com/governance.cfm. Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

Board and Committee Meetings

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During 2014, the Board held ten meetings and acted by unanimous written consent on three occasions. The Board has three standing committees:

•	the audit committee, which held six meetings in 2014;
•	the compensation committee, which held four meetings in 2014; and

•	the nominating and corporate governance committee, which held three meetings in 2014.

Each of the incumbent directors of the Board attended at least 75% of the aggregate of all meetings of the Board and all meetings of committees of our Board upon which they served (during the periods that they served) during 2014. The Board of Directors regularly holds executive sessions of the independent directors. Executive sessions do not include employee directors or directors who do not qualify as independent under NASDAQ and SEC rules.

Annual Meeting Attendance

It is our policy that members of our Board are encouraged to attend annual meetings of our stockholders.

Committees

Our bylaws provide that the Board may delegate responsibility to committees. The Board has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The Board has also adopted a written charter for each of the three standing committees. Each committee charter is available in the corporate governance section of our website at http://investor.brightcove.com/governance.cfm.

Audit Committee

Ms. Besemer and Messrs. Haroian and Harrar currently serve on the audit committee, which is chaired by Mr. Haroian. The Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NASDAQ Stock Market rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ Stock Market. The Board has designated Mr. Haroian as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the internal audit plan with the independent registered public accounting firm and members of management responsible for preparing our consolidated financial statements;
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly consolidated financial statements and related disclosures as well as our critical accounting policies and practices;
•	reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•	recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, whether our audited consolidated financial statements shall be included in our Annual Report on Form 10-K;
•	monitoring the integrity of our consolidated financial statements and our compliance with legal and regulatory requirements as they relate to our consolidated financial statements and accounting matters;
•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
•	reviewing all related party transactions for potential conflicts of interest and approving all such transactions; and
•	reviewing quarterly earnings releases and scripts.

The audit committee met six times during the fiscal year ended December 31, 2014. The audit committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at http://investor.brightcove.com/.

Compensation Committee

Ms. Besemer and Messrs. Harrar, Kapoor and Kurnit currently serve on the compensation committee, which is chaired by Ms. Besemer. The Board has determined that each member of the compensation committee is “independent” as that term is defined in the applicable SEC and NASDAQ Stock Market rules. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;
•	reviewing and approving the compensation of our other executive officers;
•	reviewing and establishing our overall management compensation philosophy and policy;
•	overseeing and administering our compensation and similar plans;
•	reviewing and approving our policies and procedures for the grant of equity-based awards;
•	reviewing and making recommendations to the Board with respect to director compensation;
•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K; and
•	reviewing and discussing with the Board corporate succession plans for our Chief Executive Officer and other key officers.

The compensation committee met four times and took action by unanimous written consent two times during the fiscal year ended December 31, 2014. The compensation committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at http://investor.brightcove.com/.

Nominating and Corporate Governance Committee

Ms. Besemer and Messrs. Haroian, Harrar and Kurnit currently serve on the nominating and corporate governance committee, which is chaired by Mr. Haroian. The Board has determined that each member of the nominating and corporate governance committee is “independent” as that term is defined in the applicable SEC and NASDAQ Stock Market rules. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the Board criteria for Board and committee membership;
•	establishing procedures for identifying and evaluating Board candidates, including nominees recommended by stockholders;
•	identifying individuals qualified to become members of the Board;
•	recommending to the Board the persons to be nominated for election as directors and for election to each of the Board’s committees;
•	developing and recommending to the Board a set of corporate governance guidelines; and
•	overseeing the evaluation of the Board and management.

The nominating and corporate governance committee met three times during the fiscal year ended December 31, 2014. The nominating and corporate governance committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at http://investor.brightcove.com/.

Identifying and Evaluating Director Nominees

The Board is responsible for selecting its own members. The Board delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board.

Minimum Qualifications

The nominating and corporate governance committee will consider, among other things, these and other qualifications, skills and attributes when recommending candidates for the Board’s selection as nominees for the Board and as candidates for appointment to the Board’s committees: the nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders.

In evaluating proposed director candidates, the nominating and corporate governance committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Board.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Secretary at Brightcove Inc., 290 Congress Street, Boston, MA 02210, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board provides to every securityholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for securityholder communication. For a securityholder communication directed to the Board of Directors as a whole, securityholders may send such communication to the attention of the Chairman of the Board via U.S. Mail or Expedited Delivery Service to: Brightcove Inc., 290 Congress Street, Boston, MA 02210, Attn: Chairman of the Board.

For a securityholder communication directed to an individual director in his or her capacity as a member of the Board, securityholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Brightcove Inc., 290 Congress Street, Boston, MA 02210, Attn: [Name of Individual Director].

We will forward by U.S. Mail any such securityholder communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board, to whom such securityholder communication is addressed to the address specified by each such director and the Chairman of the Board, unless there are safety or security concerns that mitigate against further transmission.

Board Leadership Structure

Our corporate governance guidelines do not dictate a particular Board structure, and the Board is given the flexibility to select its Chairman and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman and the Chief Executive Officer may be filled by one individual or two. The Board has currently determined that having Jeremy Allaire serve as Chairman and David Mendels serve as Chief Executive Officer is in the best interests of the stockholders. We currently separate the roles of Chief Executive Officer and Chairman in recognition of the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting the strategic direction for the company and for the day-to-day leadership and performance of the company, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

Board’s Role in Risk Oversight

The Board is involved in the oversight of risks that could affect us. This oversight is conducted primarily through the audit committee, which on behalf of the Board, is charged with overseeing the principal risk exposures we face and our mitigation efforts in respect of these risks. The audit committee is responsible for interfacing with management and discussing with management the company’s principal risk exposures and the steps management has taken to monitor and control risk exposures, including risk assessment and risk management policies. The compensation committee also plays a role in that it is charged, in overseeing our overall compensation structure, with assessing whether that compensation structure creates risks that are reasonably likely to have a material adverse effect on us.

Risks Related to Compensation Policies and Practices

When determining our compensation policies and practices, the Board considers various matters relevant to the development of a reasonable and prudent compensation program, including whether the policies and practices are reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us for the following reasons: we offer an appropriate balance of short and long-term incentives and fixed and variable amounts; our variable compensation is based on a balanced mix of criteria; and the Board and compensation committee have the authority to adjust variable compensation as appropriate.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2015 and to audit the effectiveness of our internal control over financial reporting as of December 31, 2015 pursuant to the Sarbanes-Oxley Act of 2002, and we are asking you and other stockholders to ratify this appointment. Ernst & Young LLP has served as our independent registered public accounting firm since 2010.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification the appointment of Ernst & Young LLP. A majority of the votes properly cast is required in order to ratify the appointment of Ernst & Young LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Ernst & Young LLP, we will review our future appointment of Ernst & Young LLP.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We adopted a policy on January 26, 2012 under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The audit committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

In addition, in the event time constraints require pre-approval prior to the audit committee’s next scheduled meeting, the audit committee has authorized its Chairperson to pre-approve services. Engagements so pre-approved are to be reported to the audit committee at its next scheduled meeting.

Audit Fees

The following table sets forth the fees billed by Ernst & Young LLP for audit, audit-related, tax and all other services rendered for 2014 and 2013:

Fee Category	2014	2013
Audit Fees	$1,347,413	$957,911
Audit-Related Fees	—	141,179
Tax Fees	280,000	161,200
All Other Fees	1,995	1,995
Total Fees	$1,629,408	$1,262,285

Audit Fees.  Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees.  Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees”.

Tax Fees.  Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

All Other Fees.  Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of an amount paid for the use of an online accounting research tool.

The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Brightcove specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the Board. The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of Brightcove, and the Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NASDAQ Stock Market rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ Stock Market. The Board has designated Mr. Haroian as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee operates under a written charter adopted by the Board.

The Audit Committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the company’s consolidated financial statements for 2014 and met with management, as well as with representatives of Ernst & Young LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements. The Audit Committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee reviewed management’s report on its assessment of the effectiveness of the company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the company’s internal control over financial reporting. The Audit Committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the company’s internal control, including internal control over financial reporting; and the overall quality of the company’s financial reporting.

In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of Ernst & Young LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements for 2014 be included in its Annual Report on Form 10-K for 2014.

Audit Committee

Gary Haroian (Chairperson)
Deborah Besemer
Derek Harrar

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 1, 2015, for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;
•	our named executive officers;
•	each of our directors and director nominees; and
•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 32,521,442 shares of common stock outstanding as of March 1, 2015. Options to purchase shares of our common stock that are exercisable, and shares of our common stock that may be acquired upon the vesting of restricted stock units (“RSUs”), in each case, within 60 days of March 1, 2015, are deemed to be beneficially owned by the persons holding these options or RSUs, as applicable, for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated, the address for each beneficial owner is c/o Brightcove Inc., 290 Congress Street, Boston, MA 02210.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage
5% Stockholders
Frontier Capital Management Co., LLC(1)	2,559,201	7.9%
First Trust Portfolios L.P.(2)	1,925,932	6.0%
AWM Investment Company, Inc.(3)	1,918,557	5.9%
Cramer Rosenthal McGlynn LLC(4)	1,796,655	5.6%
Tenzing Global Management LLC(5)	1,725,000	5.4%
Executive Officers and Directors
David Mendels(6)	696,532	2.1%
Kevin Rhodes(7)	3,810	*
Andrew Feinberg(8)	119,787	*
Paul Goetz(9)	148,988	*
Jeremy Allaire(10)	1,230,764	3.7%
Deborah Besemer(11)	105,613	*
Gary Haroian(12)	5,836	*
Derek Harrar(13)	9,131	*
Chet Kapoor(5)	1,725,000	5.4%
Scott Kurnit(14)	224,521	*
David Orfao(15)	6,839	*
All executive officers and directors as a group (12 persons)(16)	4,301,821	12.8%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	Beneficial ownership is as of December 31, 2014, based solely on a Schedule 13G filed on February 13, 2015 with the SEC by Frontier Capital Management Co., LLC (“Frontier Capital”) and includes 1,736,228 shares of our common stock over which Frontier Capital has sole voting power and 2,559,201 shares over which Frontier Capital has sole dispositive power. The principal business address of Frontier Capital is 99 Summer Street, Boston, MA 02110.

(2)	Beneficial ownership is as of December 31, 2014, based solely on a Schedule 13G jointly filed with the SEC on January 20, 2015 by First Trust Portfolios L.P. (“First Trust Portfolios”), First Trust Advisors L.P. (“First Trust Advisors”) and The Charger Corporation (“Charger” and, together with First Trust Portfolios and First Trust Advisors, the “First Trust Group”). Charger is the General Partner of both First Trust Portfolios and First Trust Advisors. First Trust Portfolios acts as a sponsor of certain unit investment trusts which hold shares of our common stock. The First Trust Group had sole voting power over no shares. Charger and First Trust Advisors had shared voting power over 1,925,932 shares and First Trust Portfolios had shared voting power over no shares. The First Trust Group had sole dispositive power over no shares. Charger and First Trust Advisors had shared dispositive power over 1,925,932 shares and First Trust Portfolios had shared dispositive power over no shares. The principal business address of the First Trust Group is 120 East Liberty Drive, Suite 400, Wheaton, IL 60187.
(3)	Beneficial ownership is as of December 31, 2014, based solely on a Schedule 13G filed on February 10, 2015 with the SEC by AWM Investment Company, Inc., a Delaware corporation (“AWM”) and includes 1,918,557 shares of our common stock over which AWM has shared voting power and shared dispositive power. AWM is the investment adviser to Special Situations Cayman Fund, L.P., a Cayman Islands Limited Partnership (“Cayman”), Special Situations Fund III QP, L.P., a Delaware limited partnership (“SSFQP”), Special Situations Technology Fund, L.P., a Delaware limited partnership (“Tech”) and Special Situations Technology Fund II, L.P., a Delaware limited partnership (“Tech II”). Cayman, SSFQP, Tech and Tech II will hereafter be referred to as the “AWM Funds”. As the investment adviser to the AWM Funds, AWM holds sole voting and investment power over 184,178 shares of our common stock held by Cayman, 546,840 shares of our common stock held by SSFQP, 166,351 shares of our common stock held by Tech and 1,021,188 shares of our common stock held by Tech II. Austin W. Marxe (“Marxe”), David M. Greenhouse (“Greenhouse”) and Adam C. Stettner (“Stettner”) are members of: SSCayman, L.L.C., a Delaware limited liability company, the general partner of Cayman; MGP Advisers Limited Partnership, a Delaware limited partnership, the general partner of SSFQP; and SST Advisers, L.L.C., a Delaware limited liability company, the general partner of Tech and Tech II. Marxe, Greenhouse and Stettner are also controlling principals of AWM. The principal business address of AWM is c/o Special Situations Funds, 527 Madison Avenue, Suite 2600, New York, NY 10022.
(4)	Beneficial ownership is as of December 31, 2014, based solely on a Schedule 13G filed on February 13, 2015 with the SEC by Cramer Rosenthal McGlynn LLC (“Cramer Rosenthal”) and includes 1,770,830 shares of our common stock over which Cramer Rosenthal has sole voting power, 25,825 shares over which Cramer Rosenthal has shared voting power and 1,796,655 shares over which Cramer Rosenthal has sole dispositive power. The principal business address of Cramer Rosenthal is 520 Madison Avenue, New York, NY 10022.
(5)	Beneficial ownership is as of February 9, 2015, based solely on a Schedule 13D/A jointly filed with the Securities and Exchange Commission on February 9, 2015 by Tenzing Global Management LLC (“Tenzing Global Management”), Tenzing Global Investors LLC (“Tenzing Global Investors”), Tenzing Global Investors Fund I LP (“Fund I”) and Chet Kapoor. Tenzing Global Investors, the general partner of Fund I, may be deemed to have shared voting power and shared dispositive power over the 1,321,200 shares held by Fund I. Tenzing Global Management, the investment advisor of Fund I and the investment advisor of accounts managed by Tenzing Global Management on a discretionary basis (the “Parallel Account”), may be deemed to have shared voting power and shared dispositive power over the 1,725,000 shares held by Fund I and the Parallel Account. Chet Kapoor, a managing partner of Tenzing Global Management, may be deemed to have shared voting power and shared dispositive power over the 1,725,000 shares held by Tenzing Global Management. Fund I may be deemed to have shared voting power and shared dispositive power over the 1,321,200 shares directly held by it. The principal business address of the Tenzing Group is 388 Market Street, Suite 860, San Francisco, CA 94111.
(6)	Consists of (a) 255,893 shares held by Mr. Mendels and (b) 440,639 shares issuable to Mr. Mendels upon exercise of stock options exercisable within 60 days after March 1, 2015.
(7)	Consists of 3,810 shares held by Mr. Rhodes.
(8)	Consists of (a) 31,167 shares held by Mr. Feinberg and (b) 88,620 shares issuable to Mr. Feinberg upon exercise of stock options exercisable within 60 days after March 1, 2015.
(9)	Consists of (a) 45,086 shares held by Mr. Goetz and (b) 103,902 shares issuable to Mr. Goetz upon exercise of stock options exercisable within 60 days of March 1, 2015.

(10)	Consists of (a) 420,446 shares held by Mr. Allaire, (b) 419,552 shares issuable to Mr. Allaire upon exercise of stock options exercisable within 60 days after March 1, 2015 and (c) 390,766 shares which Mr. Allaire transferred to his ex-wife pursuant to a divorce settlement but over which Mr. Allaire continues to have voting rights.
(11)	Consists of (a) 68,589 shares held by Ms. Besemer and (b) 37,024 shares issuable to Ms. Besemer upon exercise of stock options exercisable within 60 days after March 1, 2015.
(12)	Consists of 5,836 shares issuable to Mr. Haroian upon exercise of stock options exercisable within 60 days after March 1, 2015.
(13)	Consists of 9,131 shares issuable to Mr. Harrar upon exercise of stock options exercisable within 60 days after March 1, 2015.
(14)	Consists of (a) 215,840 shares held by Mr. Kurnit and (b) 8,681 shares issuable to Mr. Kurnit upon exercise of stock options exercisable within 60 days after March 1, 2015.
(15)	Consists of (a) 1,003 shares held by Mr. Orfao and (b) 5,836 shares issuable to Mr. Orfao upon exercise of stock options exercisable within 60 days after March 1, 2015.
(16)	See footnotes 5 through 15 above. Includes 1,144,221 shares issuable upon exercise of stock options exercisable within 60 days after March 1, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2014, all required reports were filed on a timely basis under Section 16(a).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains how our executive compensation programs are designed and operate with respect to our named executive officers listed in the Summary Compensation Table below. Our named executive officers in 2014 were David Mendels, Chief Executive Officer; Kevin Rhodes, Chief Financial Officer, from December 2014; Andrew Feinberg, Chief Legal Officer; Paul Goetz, Senior Vice President, Worldwide Field Operations; Christopher Menard, Chief Financial Officer, from January 2014 until August 2014; and Christopher Stagno, Chief Financial Officer, from August 2014 until December 2014.

Executive Summary

Our compensation strategy is designed to attract and retain high-caliber executive officers and employees, and communicate and align employee contributions with our objectives and stockholder interests. We intend to provide a competitive total compensation package and will share our success with our named executive officers, as well as our other employees, when our objectives are met.

Compensation for our named executive officers consists of the elements identified in the following table.

Compensation Element	Objective
Base salary	To attract and retain employees and to recognize ongoing performance of job responsibilities.
Annual performance-based cash compensation	To re-emphasize corporate objectives and provide additional reward opportunities for our named executive officers (and employees generally) when key business objectives are met.
Long-term equity incentive compensation	To reward increases in stockholder value and to emphasize and reinforce our focus on team success.
Severance and change in control benefits	To provide income protection in the event of involuntary loss of employment and to focus named executive officers on stockholder interests when considering strategic alternatives.
Retirement savings (401(k)) plan	To provide retirement savings in a tax-efficient manner.
Health and welfare benefits	To provide a basic level of protection from health, dental, life and disability risks.

Each of the elements of our executive compensation program is discussed in more detail below. Our compensation elements are designed to be flexible, to complement each other and to serve the compensation objectives described above. We have not adopted any formal or informal policies or guidelines for allocating compensation between fixed and variable compensation, cash and equity incentive awards, or short-term and long-term compensation. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of short-term cash and long-term equity incentive awards.

Determining Executive Compensation

Our Chief Executive Officer reviews the performance of each named executive officer other than himself, and based on this review and the factors described below, makes recommendations to the compensation committee with respect to each named executive officer’s total compensation package. The compensation committee then makes the final determination with regard to the total compensation package for our named executive officers, including our Chief Executive Officer.

In 2012, our Board engaged Pearl Meyer & Partners, LLC, or Pearl Meyer, a compensation consultant, to help evaluate the total compensation packages for our named executive officers. As part of this engagement, Pearl Meyer analyzed compensation data relating to the following 16 publicly-traded U.S.-based software companies:

Bazaarvoice	Envivio	Keynote Systems
Broadsoft	Exacttarget	Servicenow
Cornerstone Ondemand	Glowpoint	Synacor
Demandware	Innodata	Tangoe
Digimarc	Jive Software	Vocus
Eloqua

Certain of these companies were determined to be appropriate peer companies based on the type and size of their businesses. Certain of these companies were selected for executive compensation analysis purposes because they had similar operating and/or financial metrics. These companies are also representative of the types of companies with which we compete for executive talent. We may replace some or all of these companies with others from time to time as changes in market positions and company size, including our own, may suggest more representative peer group companies.

Elements of Compensation

Base Salaries

Base salaries for our named executive officers were established initially through arm’s-length negotiations at the time the individual was hired, taking into account compensation surveys and internal pay equity considerations, as well as the individual’s qualifications and experience. Base salaries of our named executive officers are reviewed by our Chief Executive Officer and our head of Human Resources and approved annually by our compensation committee. Adjustments to base salaries are based on an individual’s performance, promotions, as well as compensation surveys and internal pay equity considerations. In making decisions regarding salary adjustments, our compensation committee also draws upon the experience that members of our Board have within our industry. We do not assign a specific weight to any single factor in making decisions regarding base salary adjustments.

For 2014, our compensation committee sought to set base salaries for our named executive officers at levels that would result in total cash compensation that are generally at or near the 75th percentile of our peer group. After reviewing the base salaries of Messrs. Mendels, Feinberg and Menard, the compensation committee determined that no base salary adjustments were necessary for these named executive officers in 2014.

In 2014, the compensation committee approved a base salary increase for Mr. Goetz to make his total cash compensation more competitive with those of similarly situated executives in our peer group. This increase was also based on Mr. Goetz’s overall performance and the growth of our company. Mr. Goetz’s base salary was increased from $239,950 to $300,000 in August 2014. In July 2014, Mr. Stagno’s base salary was increased from $207,030 to $217,030 as part of our annual performance review program.

The following table sets forth the base salary for our named executive officers for fiscal 2013 and 2014:

Named Executive Officer	2013 Base Salary	2014 Base Salary	% Change
David Mendels	$325,000	$325,000	0%
Kevin Rhodes	—	$300,000	—
Andrew Feinberg	$291,250	$291,250	0%
Paul Goetz	—	$300,000	—
Christopher Menard	$300,000	$300,000	0%
Christopher Stagno	—	$217,030	—

Annual Performance-Based Cash Compensation

The named executive officers, as well as other executives and employees, participate in our annual Performance Incentive Program, which provides an opportunity to earn a cash bonus upon achievement of performance objectives approved by our compensation committee. In addition, Mr. Goetz, as well as certain other executives and employees, participate in our Sales Incentive Program, which provides an opportunity to earn a cash bonus upon achievement of sales objectives approved by management. These programs were established to further align individual goals with corporate goals and to increase focus on executing key business deliverables.

Target Bonuses-Performance Incentive Program.  As with base salaries, the target annual incentive compensation opportunities (generally expressed as a percentage of base salary) for our named executive officers were established initially through arm’s-length negotiations at the time the individual was hired, taking into account compensation surveys and internal pay equity considerations, as well as the individual’s qualifications and experience. Adjustments to annual incentive compensation targets are based on an individual’s performance, as well as compensation surveys and internal pay equity considerations. Along with base salaries, annual incentive compensation targets are reviewed and approved annually by the compensation committee. In making decisions regarding adjustments to annual incentive compensation targets, our compensation committee also draws upon the experience that members of our Board have within our industry. We do not assign a specific weight to any single factor in making decisions regarding adjustments to annual incentive compensation targets.

For 2014, our compensation committee sought to set annual incentive compensation targets for our named executive officers at levels that would result in total cash compensation that are generally at or near the 75th percentile of our peer group. In 2014, the compensation committee approved annual incentive compensation target increases for Messrs. Mendels, Feinberg and Menard to make their total cash compensation more competitive with those of similarly situated executives in our peer group. These increases were also based on the individual’s overall performance and the growth of our company.

In 2014, the compensation committee approved an annual incentive compensation target change for Mr. Goetz to make his total cash compensation more competitive with those of similarly situated executives in our peer group. The change was also based on Mr. Goetz’s overall performance and the growth of our company. Mr. Goetz’s annual incentive compensation target was decreased from 23% to 19% in August 2014.

The following table sets forth the annual incentive compensation targets for our named executive officers under our Performance Incentive Program for fiscal 2013 and 2014:

Named Executive Officer	2013 Target Bonus (% of base salary)	2014 Target Bonus (% of base salary)	% Change
David Mendels	50%	57.5%	15%
Kevin Rhodes	—	55%	—
Andrew Feinberg	40%	44.2%	11%
Paul Goetz	—	19%	—
Christopher Menard	50%	54.5%	9%
Christopher Stagno	—	20%	—

The following table sets forth the annual incentive compensation target for Mr. Goetz under the Sales Incentive Program for 2014:

Named Executive Officer	Target Bonus
Paul Goetz	$172,500

Bonus Determinations-Performance Incentive Program.  Under the Performance Incentive Program, each year (generally during the first quarter) the Board establishes company-wide financial performance objectives, which serve as the basis for determining the eligibility for and amount of bonuses to be paid under the program. For 2014, the Board used our revenue and non-GAAP operating loss (excluding bonus expense) for the performance objectives, weighted 75% for revenue and 25% for non-GAAP operating loss (excluding bonus expense). We define non-GAAP operating loss (excluding bonus expense) as our loss from operations, calculated in accordance with GAAP, excluding our stock-based compensation expense, the amortization of acquired intangibles and merger-related expenses. The Board determines the goals for each of these objectives in consultation with management and taking into account our performance for the immediately preceding year. The Board establishes goals it believes are necessary to provide a competitive overall compensation package in light of each named executive officer’s base salary and to motivate our executives to achieve an aggressive level of growth. Our 2014 revenue goal was $130.1 million, compared with $125.0 million in actual revenue for the fiscal year ended December 31, 2014. Our 2014 non-GAAP operating loss (excluding bonus expense) goal was $(5.2) million, compared with $467 thousand in actual non-GAAP operating income (excluding bonus expense) for the fiscal year ended December 31, 2014.

The above-referenced performance objectives should not be interpreted as a prediction of how we will perform in future periods. As described above, the purpose of these objectives was to establish a method for determining the payment of performance-based cash compensation. You are cautioned not to rely on these performance goals as a prediction of our future performance.

After the end of each year, the compensation committee reviews our actual achievement against the performance objectives and determines the amount of bonuses to be paid under the program as a whole. We must achieve at least 90% of the goal for each objective for bonuses to be paid under the program. Performance at the 90% level with respect to each objective would result in bonus payouts to the named executive officers at 50% of the named executive officers’ individual target bonus opportunity. Each incremental 1% of achievement from 90% to 100% of the goal for each objective increases the bonus payouts by 5%, such that performance at the 95% level with respect to each objective would result in bonus payouts at 75% of the individual target bonus opportunity and performance at the 100% level with respect to each objective would result in bonus payouts at 100% of the individual target bonus opportunity.

In addition, each incremental 1% of achievement above 100% of our annual target for revenue increases the bonus payouts by 7.5%, up to a maximum of 200%, for this component. Each incremental 1% of achievement above 100% of our annual target for non-GAAP operating loss (excluding bonus expense) increases the bonus payouts by 4.5%, up to a maximum of 200%, for this component. We must achieve at least 90% of the goal for each objective for these accelerators to apply.

For the full year in 2014, we achieved 96.1% of the goal for revenue and 142.1% of the goal for non-GAAP operating loss (excluding bonus expense). This resulted in a bonus payout of 80.5% with respect to the revenue objective, weighted at 75%, and a bonus payout of 200% with respect to the non-GAAP operating loss (excluding bonus expense) objective, weighted at 25%. As such the compensation committee awarded the named executive officers 110.4% of their respective full-year target bonuses.

Bonus Determinations — Sales Incentive Program.  Under the Sales Incentive Program for 2014, each quarter, management established sales objectives for individuals, by region, which served as the basis for determining the amount of bonuses to be paid to the individual under the program. The sales objectives took into account our performance for the immediately preceding quarter and the corresponding quarter for the immediately preceding year. The sales objectives for 2014 each represented a significant increase over our actual performance in 2013. After the end of each quarter, management reviewed an individual’s performance with respect to their individual sales objectives and determined the amount of the bonus to be paid under the program to the individual.

For 2014, the quarterly sales performance bonuses for Mr. Goetz were based predominantly on new customer bookings, sales to existing premium customers, and the execution of contracts with a term greater than one year. For 2014, Mr. Goetz’s territory in which such objectives were measured was worldwide. Mr. Goetz’s annual incentive compensation target of $172,500 in 2014 consisted of quarterly targets of $43,125. In 2014, Mr. Goetz earned $41,462 of incentive compensation for the first quarter, $38,836 for the second quarter, $38,158 for the third quarter and $39,853 for the fourth quarter, resulting in annual incentive compensation of $158,309. New customer bookings translate into incentive compensation by comparing the worldwide quarterly bookings goal set by management against the dollar amount in bookings actually achieved. Sales to existing premium customers translate into incentive compensation by comparing the percentage goal for worldwide monthly recurring revenue set by management against the percentage actually achieved. Such resulting percentages are then multiplied by the quarterly sales performance bonus target to determine the amount of bonus earned in such quarter. Certain factors may decrease the amount of bonus earned, such as non-standard contract terms.

Since the bookings growth metric is highly sensitive data, we do not disclose the specific performance goal for this metric because we believe that such disclosure would result in serious competitive harm. We set the goals for bookings at a high level because we are a growth-oriented company and rely on bookings to help drive our growth. Additionally, the value associated with customers at the time of booking is an estimate of the revenue we expect to receive from new customers which, in turn, is based on an estimate of what the customer’s total collections will be using our services. Since the number is an estimate based on an estimate, it is inherently volatile and cannot be used to predict actual revenue.

Please refer to the “Summary Compensation Table” for the actual amounts paid to each of our named executive officers pursuant to our annual Performance Incentive Program and Sales Incentive Program for 2014.

Long-Term Equity Incentive Compensation

Our named executive officers are eligible to receive long-term equity-based incentive awards, which are intended to align the interests of our named executive officers with the interests of our stockholders and to emphasize and reinforce our focus on team success. Since the consummation of our initial public offering, our long-term equity-based incentive compensation awards have been made in the form of stock options and restricted stock units subject to vesting based on continued employment. We believe that stock options and restricted stock units are effective tools for meeting our compensation goal of increasing long-term stockholder value. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, and because the value of restricted stock units is based on the price of our common stock when the restricted stock units vest, we believe stock options and restricted stock units provide meaningful incentives to employees to achieve increases in the value of our stock over time.

All stock option and restricted stock unit awards are approved by the compensation committee. In determining the size of a stock option grant or restricted stock unit award, the compensation committee takes into account individual performance (generally consisting of financial performance for the year as well as a subjective, qualitative review of each named executive officer’s contribution to the success of the business), internal pay equity considerations and the value of existing long-term incentive awards. Each named executive officer received an initial grant of stock options and/or restricted stock in connection with the commencement of his or her employment. Our named executive officers and other employees are also eligible to receive additional grants or awards from time to time. Except for our equity award grant policy, which is described more fully below under “Other Compensation Practices and Policies”, we do not have a set program for the award of these additional grants or awards, and our compensation committee retains discretion to make stock option or restricted stock unit awards to employees at any time.

Prior to the consummation of our initial public offering, stock option and restricted stock awards to our named executive officers typically had vesting schedules of four years, with 25% vesting on the first anniversary of the vesting start date, which is a date fixed by our Board or compensation committee when making equity awards, and the remainder vesting in 36 equal monthly installments thereafter. Since the consummation of our initial public offering, stock option and restricted stock unit awards to our named executive officers typically vest over four years, with 25% vesting on each annual anniversary of the vesting start date. We believe this vesting schedule encourages long-term employment with our company, while allowing our executives to realize compensation in line with the value they have created for our stockholders.

In February 2014, Mr. Mendels was granted an option to purchase 50,000 shares, Mr. Menard was granted an option to purchase 50,000 shares, Mr. Feinberg was granted an option to purchase 50,000 shares, and Mr. Goetz was granted an option to purchase 25,000 shares, each at an exercise price of $9.65 per share. These awards were each granted in recognition of the named executive officers’ service to our company.

In July 2014, Mr. Goetz was awarded 50,000 restricted stock units and Mr. Feinberg was awarded 48,000 restricted stock units. These grants were each made as retention awards. In July 2014, Mr. Stagno was granted an option to purchase 10,000 shares at an exercise price of $5.97. This award was granted in recognition of Mr. Stagno’s service to our company.

In November 2014, Mr. Mendels was awarded 60,000 restricted stock units, and granted an option to purchase 100,000 shares at an exercise price of $6.42 per share. These grants were each made as retention awards.

In December 2014, Mr. Rhodes was awarded 65,000 restricted stock units, and granted an option to purchase 100,000 shares at an exercise price of $5.85 per share. This award was granted in connection with his appointment as our Chief Financial Officer and was the result of a negotiation between Mr. Rhodes, our Chief Executive Officer and our compensation committee.

Each award described above, other than Mr. Goetz’s award of 50,000 restricted stock units, vests over four years, with 25% vesting on each annual anniversary of the vesting start date, which is a date fixed by our compensation committee when making equity awards. Mr. Goetz’s award of 50,000 restricted stock units vest in full on the anniversary of the vesting start date. The exercise price for each stock option described above is equal to the closing price of our common stock on the grant date.

Severance and Change in Control Benefits

Except for Mr. Stagno, we have entered into employment agreements with each of our named executive officers. Such employment agreements provide certain benefits in the event of a change in control of our company.

If an executive’s employment is terminated by us without cause or if the executive resigns for good reason prior to a change in control of the company, the executive is eligible for severance benefits in 12 equal monthly installments consisting of an amount equal to the sum of one times the executive’s base salary and one times the executive’s target bonus, plus an amount equal to 12 months of COBRA coverage. In such case, the vesting of each executive’s then-outstanding equity awards shall also accelerate by 25%. The severance benefits described in this paragraph are contingent upon the executive agreeing to a general release of claims in favor of us following termination of employment.

If an executive’s employment is terminated by us without cause or if the executive resigns for good reason following a change in control of our company, the executive is eligible for severance benefits in a lump sum consisting of an amount equal to the sum of one times the executive’s base salary and one times the executive’s target bonus, plus an amount equal to 12 months of COBRA coverage. If such termination occurs more than 12 months after a change in control of our company, such severance benefits will be provided in 12 equal monthly installments. The severance benefits described in this paragraph are contingent upon the executive agreeing to a general release of claims in favor of us following termination of employment.

If an executive’s employment is terminated by us for cause, each applicable stock option may no longer be exercised from and after the date on which the executive received written notice from us of such termination.

The employment agreements entered into with Mr. Mendels, Mr. Rhodes, Mr. Menard and Mr. Feinberg provide that, upon a change in control of our company, each such executive’s then-outstanding equity awards will fully vest. The employment agreement entered into with Mr. Goetz provides that if Mr. Goetz’s employment is terminated by us without cause or if Mr. Goetz resigns for good reason on or within 12 months of a change in control of our company, then Mr. Goetz’s then-outstanding equity awards will fully vest. The employment agreements entered into with Mr. Mendels, Mr. Menard and Mr. Feinberg also provide that, if such executive’s employment is terminated by us without cause or if such executive resigns for good reason, the executive may exercise all vested stock options granted prior to the company’s initial public offering, until the date which is ten years from the grant date of the applicable stock option.

We provide these benefits to promote retention and ease the consequences to the executive of an unexpected termination of employment. These arrangements are also intended to preserve morale and productivity in the face of the potentially disruptive impact of a change in control. These benefits also allow our named executive officers to focus on the value of strategic alternatives to stockholders without concern for the impact on their own continued employment, as each of their offices is at heightened risk of turnover in the event of a change in control.

Please refer to the discussion below under “— Employment Agreements; Potential Payments upon Termination or Change in Control” for a more detailed discussion of our severance and change in control benefits.

Employee Benefits

Our named executive officers are eligible for the same benefits available to our employees generally. These include participation in a tax-qualified 401(k) plan with a company matching contribution and group health, dental, life and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry.

Other Compensation Practices and Policies

Perquisites and Personal Benefits.  As noted above, our named executive officers are eligible to participate in the same benefits as those offered to all full-time employees. We do not have any programs for providing material personal benefits or executive perquisites to our named executive officers.

Stock Ownership Guidelines.  There are currently no equity ownership requirements or guidelines that any of our named executive officers or other employees must meet or maintain.

Derivatives Trading Policy.  Our executive officers, employees and directors are subject to our insider trading policy. Under this policy, all of our executive officers, employees, and directors are prohibited from engaging in transactions in publicly-traded options and other derivative securities with respect to our securities unless approved by our audit committee.

Policy Regarding the Timing of Equity Awards.  Our equity award grant policy formalizes our process for granting equity-based awards. Under our equity award grant policy, we will generally grant equity awards on a regularly scheduled basis. If extraordinary circumstances arise such that the compensation committee or the Board determines it is advisable to grant an equity award at a time other than as set forth below, the compensation committee may consider and approve any such grant. Grants of equity awards for new hires or promotions will be made on a quarterly basis on the third trading day after we first publicly release our financial results for the quarter, which we call a grant date, with these grants becoming effective on the first grant date following the date on which such grant is approved. Grants of equity awards to current employees (other than in connection with a promotion) will generally be made, if at all, on an annual basis on one of the grant dates specified above. It is the intention of the compensation committee to consider and approve any such grants at a meeting of the compensation committee, which meeting will be established in advance, with notice to the compensation committee in accordance with the compensation committee charter.

Tax Deductibility.  Our Board has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our named executive officers. Section 162(m) places a limit of $1 million on the amount of compensation that a publicly-held corporation may deduct in any one year with respect to its chief executive officer and each of the next three most highly compensated executive officers (other than its chief financial officer). In general, certain performance-based compensation approved by stockholders is not subject to this deduction limit. Because we were not publicly traded until February 2012, our Board has not previously taken the deductibility limit imposed by Section 162(m) into consideration in making compensation decisions. Our compensation committee generally seeks to qualify certain equity-based compensation paid to our named executive officers (such as stock options) for an exemption from the deductibility limitations of Section 162(m). However, we may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent.

Accounting for Stock-Based Compensation.  We follow Financial Accounting Standard Board, or FASB, Accounting Standards Codification Topic, or ASC, 718, Compensation — Stock Compensation, for our stock-based compensation awards to employees. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock awards and restricted stock unit awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their statements of operations over the period that an executive officer is required to render service in exchange for the option or other award. Our compensation committee may consider the impact of FASB ASC Topic 718 when making equity-based awards.

Tabular Disclosure Regarding Executive Compensation

The following tables provide information regarding the compensation awarded to or earned during our fiscal years ended December 31, 2014, 2013 and 2012 by our named executive officers.

Summary Compensation Table – 2014

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
David Mendels Chief Executive Officer	2014	325,000		—	385,200	579,125	206,290		1,000	(2)	1,496,615
	2013	325,000		—	846,029	—	243,750		—		1,414,779
	2012	250,000		—	903,500	—	114,669		—		1,268,169
Kevin Rhodes Chief Financial Officer	2014	25,000	(3)	—	380,250	293,020	—		—		698,270
	—	—		—	—	—	—		—		—
	—	—		—	—	—	—		—		—
Andrew Feinberg Chief Legal Officer	2014	291,250		—	286,560	257,135	142,107		1,000	(2)	978,052
	2013	291,250		—	298,080	—	174,750		—		764,080
	2012	225,000		—	722,800	—	156,099	(4)	—		1,103,899
Paul Goetz SVP, Worldwide Field Operations	2014	264,971	(5)	—	298,500	128,568	221,782	(6)	1,000	(2)	914,821
	—	—		—	—	—	—		—		—
	—	—		—	—	—	—		—		—
Christopher Menard Former Chief Financial Officer(7)	2014	198,750		—	—	257,135	—		76,000	(8)	531,885
	2013	300,000		—	259,200	—	225,000		—		784,200
	2012	240,000		—	1,263,736	—	110,082		—		1,613,818
Christopher Stagno Former Chief Financial Officer	2014	212,030	(9)	—	—	30,540	47,916		1,000	(2)	291,486
	—	—		—	—	—	—		—		—
	—	—		—	—	—	—		—		—

(1)	The valuation of stock and option awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. The assumptions used to calculate the value of stock and option awards are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2013 and 2012 and in the final prospectus in connection with our initial public offering, as filed with the Securities and Exchange Commission on February 17, 2012 pursuant to Rule 424(b) under the Securities Act.
(2)	Consists of funds received pursuant to the company’s 401(k) matching program.
(3)	Mr. Rhodes joined us as our Chief Financial Officer in December 2014 and received a prorated base salary based on an annual base salary of $300,000.
(4)	Of this amount, $103,202 represents the cash bonus paid pursuant to our Performance Incentive Program, and $52,897 represents the cash bonus paid pursuant to our Sales Incentive Program. Mr. Feinberg, as well as certain other executives and employees, participated in our Sales Incentive Program in 2012, which provided an opportunity to earn a cash bonus upon achievement of sales objectives approved by management.
(5)	Mr. Goetz’s base salary was increased from $239,950 to $300,000 in August 2014.

(6)	Of this amount, $63,474 represents the cash bonus paid pursuant to our Performance Incentive Program, and $158,308 represents the cash bonus paid pursuant to our Sales Incentive Program.
(7)	Mr. Menard resigned as our Chief Financial Officer in August 2014.
(8)	Of this amount, $75,000 represents fees earned by Mr. Menard pursuant to the Separation and Transition Services Agreement entered into with our company in July 2014 and $1,000 consists of funds received pursuant to the company’s 401(k) matching program.
(9)	Mr. Stagno’s base salary was increased from $207,030 to $217,030 in July 2014.

Grants of Plan-Based Awards – 2014

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)		Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David Mendels	—	—	186,875		—	—	—	—	—	—	—	—
	2/4/14	—	—		—	—	—	—	—	50,000	$9.65	257,135
	11/19/14	—	—		—	—	—	—	—	100,000	$6.42	321,990
	11/19/14	—	—		—	—	—	—	60,000	—	—	385,200
Kevin Rhodes	—	—	165,000		—	—	—	—	—	—	—	—
	12/1/14	—	—		—	—	—	—	—	100,000	$5.85	293,020
	12/1/14	—	—		—	—	—	—	65,000	—	—	380,250
Andrew Feinberg	—	—	128,733		—	—	—	—	—	—	—	—
	2/4/14	—	—		—	—	—	—	—	50,000	$9.65	257,135
	7/29/14	—	—		—	—	—	—	48,000	—	—	286,560
Paul Goetz	—	—	230,000	(2)	—	—	—	—	—	—	—	—
	2/4/14	—	—		—	—	—	—	—	25,000	$9.65	128,568
	7/29/14	—	—		—	—	—	—	50,000	—	—	298,500
Christopher Menard	—	—	163,500		—	—	—	—	—	—	—	—
	2/4/14	—	—		—	—	—	—	—	50,000	$9.65	257,135
Christopher Stagno	—	—	43,406		—	—	—	—	—	—	—	—
	7/29/14	—	—		—	—	—	—	—	10,000	$5.97	30,540

(1)	The valuation of stock and option awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718 disregarding any estimates of forfeitures. The assumptions used to calculate the value of stock and option awards are described in Note 2 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	Of this amount, $57,500 represents the potential performance-based incentive cash payment Mr. Goetz could earn pursuant to the Performance Incentive Plan for 2014, and $172,500 represents the potential performance-based incentive cash payment Mr. Goetz could earn pursuant to the Sales Incentive Program for 2014, each as described in “— Annual Performance-Based Cash Compensation” above. The actual amounts earned pursuant to the Performance Incentive Program and the Sales Incentive Program for 2014 are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End 2014

					Option Awards(1)				Stock Awards(2)
Name	Vesting Start Date(3)		Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
David Mendels	10/23/2008		73,343	(5)	—	—	1.25	2/12/2019	—	—
	10/1/2009		7,211	(5)	—	—	1.72	12/15/2019	—	—
	1/1/2010		312,585	(5)	—	—	1.72	1/26/2020	—	—
	—		35,000	(5)	—	—	8.19	3/8/2021	—	—
	5/8/2012		—		—	—	—	—	12,500	97,250
	11/16/2012		—		—	—	—	—	25,000	194,500
	2/5/2013		—		—	—	—	—	97,920	761,818
	2/4/2014	(6)	—		50,000	—	9.65	2/4/2024	—	—
	11/19/2014	(6)	—		100,000	—	6.42	11/19/2024	—	—
	11/19/2014		—		—	—	—	—	60,000	466,800
Kevin Rhodes	12/1/2014	(6)	—		100,000	—	5.85	12/1/2024	—	—
	12/1/2014		—		—	—	—	—	65,000	505,700
Andrew Feinberg	4/1/2011		35,255		3,206	—	8.19	5/12/2021	—	—
	5/12/2011		34,454		4,007	—	8.19	5/12/2021	—	—
	5/8/2012		—		—	—	—	—	10,000	77,800
	11/16/2012		—		—	—	—	—	20,000	155,600
	2/5/2013		—		—	—	—	—	34,500	268,410
	2/4/2014	(6)	—		50,000	—	9.65	2/4/2024	—	—
	7/29/2014		—		—	—	—	—	48,000	373,440
Paul Goetz	4/1/2010		76,922	(5)	—	—	9.31	5/14/2020	—	—
	5/8/2012		19,230	(5)	—	—	16.88	5/8/2022	—	—
	5/8/2012	(6)	1,500		1,500	—	16.88	5/8/2022	—	—
	1/1/2012		—		—	—	—	—	30,769	239,383
	5/8/2012		—		—	—	—	—	1,000	7,780
	11/16/2012		—		—	—	—	—	12,500	97,250
	2/5/2013		—		—	—	—	—	18,750	145,875
	2/4/2014	(6)	—		25,000	—	9.65	2/4/2024	—	—
	7/29/2014		—		—	—	—	—	50,000	389,000
Christopher Menard	10/4/2010		209,507		—	—	8.19	3/8/2021	—	—
Christopher Stagno	6/21/2011		25,239		3,606	—	10.45	6/23/2021	—	—
	5/8/2012	(6)	1,500		1,500	—	16.88	5/8/2022	—	—
	5/8/2012		—		—	—	—	—	875	6,808
	11/16/2012		—		—	—	—	—	4,000	31,120
	7/30/2013	(6)	2,500		7,500	—	10.61	7/30/2023	—	—
	7/29/2014	(6)	—		10,000	—	5.97	7/29/2024	—	—

(1)	Unless otherwise indicated, these stock options were granted on the date ten years prior to the expiration date and vest over four years, with 25% vesting on the first anniversary of the vesting start date and the remainder vesting in 36 equal monthly installments thereafter.
(2)	Unless otherwise indicated, these restricted stock unit awards were made on the vesting start date and vest over four years, with 25% vesting on each anniversary of the vesting start date.

(3)	The vesting start date is a date fixed by our Board or compensation committee when making equity awards.
(4)	Represents the fair market value of unvested shares as of December 31, 2014 based upon the closing market price of our common stock on that date of $7.78 per share.
(5)	This stock option is fully vested.
(6)	These stock options were granted on the date ten years prior to the expiration date and vest over four years, with 25% vesting on each anniversary of the vesting start date.

Option Exercises and Stock Vested Table – 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David Mendels	—	—	51,390	444,796
Kevin Rhodes	—	—	—	—
Andrew Feinberg	26,922	353,453	26,500	219,360
Paul Goetz	—	—	28,385	324,967
Christopher Menard	—	—	15,000	133,250
Christopher Stagno	—	—	2,438	17,911

(1)	The value realized on exercise is based on the gain, if any, equal to the difference between the fair market value of the stock acquired upon exercise on the exercise date less the exercise price, multiplied by the number of shares for which options are being exercised.
(2)	The value realized on vesting is based on the closing price per share of our common stock on the vesting date, multiplied by the number of shares vested.

Pension Benefits

We do not offer any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation plans.

Potential Payments upon Termination or Change in Control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change in control had occurred on December 31, 2014, based on the closing market price of our common stock on that date of $7.78 per share. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

The following table sets forth the estimated value of the potential payments to each of the named executive officers, assuming the executive’s employment had terminated on December 31, 2014 and/or that a change in control had also occurred on that date. These figures are based on the equity agreements and employment agreements in effect on December 31, 2014.

Name	Benefit	Voluntary Resignation or Termination for Cause ($)	Termination without Cause, or Resignation for Good Reason, prior to Change in Control ($)	Termination without Cause, or Resignation for Good Reason, after Change in Control ($)
David Mendels	Severance(1)	—	511,875	511,875
	Option/Restricted Stock Acceleration(2)	—	550,514	1,656,368
	COBRA Premiums(3)	—	—	—
	Vacation Payout	—	—	—
	Total Value	—	1,062,389	2,168,243
Kevin Rhodes	Severance(1)	—	465,000	465,000
	Option/Restricted Stock Acceleration(2)	—	174,675	698,700
	COBRA Premiums(3)	—	11,955	11,955
	Vacation Payout	—	—	—
	Total Value	—	651,630	1,175,655
Andrew Feinberg	Severance(1)	—	419,983	419,983
	Option/Restricted Stock Acceleration(2)	—	299,530	875,250
	COBRA Premiums(3)	—	10,056	10,056
	Vacation Payout	—	—	—
	Total Value	—	729,569	1,305,289
Paul Goetz	Severance(1)	—	530,000	530,000
	Option/Restricted Stock Acceleration(2)	—	318,081	879,288	(4)
	COBRA Premiums(3)	—	10,056	10,056
	Vacation Payout	—	—	—
	Total Value	—	858,137	1,419,344

(1)	Based on 2014 salaries and annual incentive compensation targets for our named executive officers under the Performance Incentive Program.
(2)	Accelerated vesting of stock options, restricted stock awards and restricted stock unit awards for the applicable named executive officers is based on the difference between (x) $7.78, the closing market price of our common stock on December 31, 2014, and (y) the per share exercise price or purchase price of the award.
(3)	Estimated based on the cost for such coverage during 2014.
(4)	This accelerated vesting applies only if the executive’s employment is terminated by us without cause or if such executive resigns for good reason on or within 12 months of a change in control of our company.

Definitions.  For the purposes of the employment agreements, the following terms have the following definitions:

•	“Cause” means (i) misconduct in connection with the performance of duties, including misappropriation of funds or property of our company, (ii) the commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct that would reasonably be expected to result in injury or reputational harm to our company, (iii) continued non-performance of duties for more than 30 days following written notice, (iv) a breach of confidentiality or noncompetition obligations in favor of our company, (v) a violation of our written employment policies, or (vi) failure to cooperate with an internal or external investigation.

•	“Good Reason” means (i) a material diminution in responsibilities, authority or duties, (ii) a material diminution in base salary, (iii) a material change in the principal geographic location at which the executive is required to provide services to our company, or (iv) a material breach of the employment agreement by our company.
•	“Change of Control” means (i) the date any person becomes the beneficial owner of securities of our company representing 50% or more of the combined voting power of our then-outstanding securities having the right to vote in an election of our Board, (ii) the date a majority of the members of our Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board before the date of the appointment or election, or (iii) the consummation of (a) any consolidation or merger of our company where our stockholders, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own shares representing more than 50% of the voting shares of the company issuing cash or securities in the consolidation or merger, or (b) any sale or other transfer of all or substantially all of our assets.

Director Compensation

We reimburse each member of our Board who is not an employee for reasonable travel and other expenses in connection with attending meetings of the Board or committees thereof. In addition, as part of our efforts to attract and retain highly qualified individuals to our Board, we may grant equity awards to our non-employee directors upon their election to our Board.

We have adopted a non-employee director compensation policy that became effective upon our initial public offering. In 2014, each of our non-employee members of our Board was entitled to the following equity compensation pursuant to such policy:

•	Upon initial election to the Board, a non-employee director will receive an initial equity grant of stock options representing 0.060% of our capitalization on a fully diluted basis, issued with an exercise price equal to the fair market value, that vests quarterly over three years, provided, however, that all vesting ceases if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting. The shares underlying the initial grant of stock options made to any non-employee director who is first elected to the Board as of or subsequent to our initial public offering may not be sold while he/she remains a Board member.
•	Each continuing non-employee member of the Board who has served as a director for at least the six months prior to that year’s annual meeting of stockholders will receive an annual equity grant of stock options representing 0.030% of our capitalization on a fully diluted basis to purchase shares of common stock, issued with an exercise price equal to the fair market value, that vests quarterly over three years, provided, however, that all vesting ceases if the director resigns from the Board or otherwise ceases to serve as a director, unless the Board determines that the circumstances warrant continuation of vesting.

Each of our directors also annually receives $25,000 for general availability and participation in meetings and conference calls of our Board. Additionally, the audit committee chairperson annually receives $15,000, an audit committee member annually receives $7,500, the compensation committee chairperson annually receives $10,000, a compensation committee member annually receives $5,000, the nominating and corporate governance committee chairperson annually receives $7,500 and a nominating and corporate governance committee member annually receives $3,000.

The following table provides compensation information for the fiscal year ended December 31, 2014 for each non-employee member of our Board. No member of our Board employed by us receives separate compensation for services rendered as a member of our Board.

Director Compensation Table — 2014

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Deborah Besemer	41,058	46,579	87,637
Gary Haroian	18,560	93,158	111,718
Derek Harrar	23,798	108,619	132,417
Scott Kurnit	30,404	46,579	76,983
David Orfao	10,096	93,158	103,254

(1)	Represents the grant date fair value of options awarded in the fiscal year ended December 31, 2014 in accordance with FASB ASC Topic 718. The grant date fair value is the fair market value of our common stock on the date of grant.

The non-employee members of our Board who held such position on December 31, 2014 held the following aggregate number of unexercised options and unvested restricted stock units as of such date:

Name	Number of Securities Underlying Unexercised Options	Number of Unvested Restricted Stock Units
Deborah Besemer	63,896	1,667
Gary Haroian	23,346	—
Derek Harrar	22,304	—
Scott Kurnit	21,553	1,667
David Orfao	23,346	—

Rule 10b5-1 Sales Plans

Our policy governing transactions in our securities by directors, officers and employees permits our officers, directors and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. We have been advised that our Chairman, Jeremy Allaire and our Chief Executive Officer, David Mendels, have each entered into a trading plan in accordance with Rule 10b5-1 and our policy governing transactions in our securities. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving our company.

We anticipate that, as permitted by Rule 10b5-1 and our policy governing transactions in our securities, some or all of our officers, directors and employees may establish trading plans in the future. We intend to disclose the names of executive officers and directors who establish a trading plan in compliance with Rule 10b5-1 and the requirements of our policy governing transactions in our securities in our future quarterly and annual reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission. However, we undertake no obligation to update or revise the information provided herein, including for revision or termination of an established trading plan.

Compensation Committee Interlocks and Insider Participation

During 2014, Ms. Besemer and Messrs. Harrar, Kurnit and Orfao served as members of our compensation committee. No member of the compensation committee was an employee or officer of Brightcove during 2014, a former officer of Brightcove, or had any other relationship with us requiring disclosure herein.

During the last fiscal year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (2) a director of another entity, one of whose executive officers served on our compensation committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board.

Report of the Compensation Committee of the Board of Directors

The information contained in this compensation committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Brightcove specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the year ended December 31, 2014.

Compensation Committee

Deborah Besemer (Chairperson)
Derek Harrar
Chet Kapoor
Scott Kurnit

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than compensation agreements and other arrangements which are discussed in “Compensation Discussion and Analysis,” in 2014, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Procedures for Approval of Related Party Transactions

Our Board reviews and approves transactions with directors, officers and holders of 5% or more of our capital stock and their affiliates, each of whom we refer to as a related party. We have adopted a written related party transaction approval policy that governs the review of related party transactions. Pursuant to this policy, our audit committee shall review the material facts of all related party transactions. The audit committee shall take into account, among other factors that it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available in a transaction with an unrelated third party under the same or similar circumstances and the extent of the related party’s interest in the related party transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting.  Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at 290 Congress Street, Boston, MA 02210, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.  In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be to be included in our proxy materials relating to our 2016 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 8, 2015. Such proposals must be delivered to our Secretary, c/o Brightcove Inc., 290 Congress Street, Boston, MA 02210.

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INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

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Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

Please mark your votes like this ☒

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2:

1. To elect the following Class III Director Nominees

Nominees	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
1. Jeremy Allaire 2. Gary Harolan	☐	☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space below):

____

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as Brightcove's independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

For address change/comments, mark here (see reverse side for instructions). ☐

	YES	NO
Please indicate if you plan to attend this meeting	☐	☐

This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, the proxy will be voted (i) "FOR" the election of each of the nominees for director; (ii) "FOR" the ratificatiion of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015; and (iii) in the discretion of the proxies upon such matters as may properly come before the 2015 Annual Meeting.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature__________________________ **Signature, if held jointly**__________________________ **Date**__________**, 2015.**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.